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                                                                    EXHIBIT 99.1


[CMS ENERGY LOGO]                                           NEWS RELEASE
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                     CMS ENTERPRISES ANNOUNCES CLOSE OF SALE
                      OF PORTFOLIO OF ARGENTINA BUSINESSES
                 AND NON-UTILITY NATURAL GAS ASSETS IN MICHIGAN

         JACKSON, Mich., March 14, 2007 -- CMS Enterprises announced today that it has completed the sale of a portfolio of its businesses in Argentina and its northern Michigan non-utility natural gas assets for about $130 million.

         CMS Enterprises, a principal subsidiary of CMS Energy, sold its interests in those businesses to Lucid Energy. The Argentina businesses sold by CMS Enterprises were the CT Mendoza and Ensenada generating plants and the TGM natural gas pipeline business.

         The sale of Argentine businesses to Lucid Energy originally was to include the CMS Enterprises interest in Hidroelectrica El Chocon, S.A. However, the CMS Enterprises 17.2 percent interest in El Chocon was sold last week to Endesa under a separate arrangement after Endesa exercised a right of first offer for $50 million. The total proceeds from the two transactions -- the sale to Lucid Energy announced today and the sale of the El Chocon interest announced Friday -- are $180 million. Proceeds from both sales will be used to reduce debt and invest in CMS Energy's Michigan utility, Consumers Energy.

         In Michigan, the sale to Lucid Energy includes CMS Enterprises' natural gas pipelines and processing assets: the Antrim natural gas processing plant, 155 miles of associated gathering lines, and interests in three special purpose gas transmission pipelines that total 110 miles.

         As a result of the sales to Endesa and Lucid Energy, CMS Energy expects to recognize an after-tax, non-cash loss of approximately $160 million in the first quarter of 2007.

         CMS Enterprises will maintain its interest in the TGN natural gas business in Argentina, which remains subject to a potential sale to the government of Argentina or some other disposition.

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         In recognition of CMS Enterprises commitment to sell its 23.5 percent interest in TGN, CMS Energy expects to record an after-tax impairment charge of approximately $140 million in the first quarter of 2007 to reflect the fair value of its TGN ownership interest.

         CMS Energy (NYSE: CMS) is a Michigan-based company that has as its primary business operations an electric and natural gas utility, natural gas pipeline systems, and independent power generation.

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For more information on CMS Energy, please visit our web site at:
www.cmsenergy.com

Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395

Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590